News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Christina Zamarro

330-796-1042

FOR IMMEDIATE RELEASE

Goodyear, SRI Reach Agreement to Dissolve Global Alliance

- Transaction accretive to adjusted net income beginning in 2016

- No impact to 2015, 2016 financial targets or capital allocation plan

AKRON, Ohio, June 4, 2015 – The Goodyear Tire & Rubber Company announced today that it has reached agreement with Sumitomo Rubber Industries, Ltd. (SRI) to dissolve the global alliance between the two companies.

Goodyear and SRI formed the global alliance in 1999. It primarily consists of four joint venture operating companies, one each in North America and Europe, and two in Japan.

“While we have derived value from the alliance over the last 16 years, Goodyear is well positioned today to pursue our strategy on our own,” said Goodyear Chairman and Chief Executive Officer Richard J. Kramer. “This successful resolution increases our flexibility to grow profitably as we continue to focus on delivering strong performance and sustainable economic value.”

Kramer concluded, “We are committed to a smooth and orderly transition that will be seamless to our customers and consumers in North America, Europe and Japan.”

The agreement announced today, when closed, would resolve the pending arbitration filed in January 2014. The agreement enables both companies to avoid the cost and uncertainty of the arbitration process.

Overview of Agreement

North American Joint Venture

•	SRI (currently 25 percent interest) will acquire Goodyear’s 75 percent interest in Goodyear Dunlop Tires North America, Ltd. (GDTNA), which primarily manufactures and sells Dunlop-brand tires in North America, including full ownership of the joint venture’s tire plant in Tonawanda, N.Y.

•	Goodyear will retain exclusive rights to sell Dunlop-brand tires in both the consumer and commercial replacement markets of the United States, Canada and Mexico as well as to non-Japanese vehicle manufacturers in those countries.

•	In addition to assuming full ownership of the Dunlop motorcycle tire business in North America, SRI will have rights to sell Dunlop-brand tires to Japanese vehicle manufacturers in the United States, Canada and Mexico.

European Joint Venture

•	Goodyear (currently 75 percent interest) will acquire SRI’s 25 percent interest in Goodyear Dunlop Tires Europe B.V. (GDTE).

•	Goodyear will retain exclusive rights to sell Dunlop-brand tires in both replacement and original equipment consumer, commercial, motorcycle and racing markets in European countries where the current joint venture exclusively serves the market.

•	SRI will obtain exclusive rights to sell Dunlop-brand tires in certain countries that were previously non-exclusive under the global alliance, including Russia, Turkey and certain countries in Africa.

Japanese Joint Ventures

•	Goodyear (currently 25 percent interest) will acquire SRI’s 75 percent interest in Nippon Goodyear Ltd., which serves the replacement market in Japan with Goodyear-brand tires.

•	SRI (currently 75 percent interest) will acquire Goodyear’s 25 percent interest in Dunlop Goodyear Tires Ltd., which serves the original equipment market in Japan with Goodyear- and Dunlop-brand tires.

•	Goodyear will regain exclusive rights to serve the Japanese replacement and original equipment markets with Goodyear-brand tires.

•	SRI will continue to have exclusive rights to sell Dunlop-brand tires in the Japanese replacement and original equipment markets.

Financial Terms of Agreement

Under the terms of the agreement, Goodyear will pay SRI $271 million upon closing of the transaction, which is expected in the fourth quarter of 2015. The transaction does not impact the company’s existing 2015 and 2016 financial targets or capital allocation plan. The outlay is included in the approximately $600 million designated for restructurings under the capital allocation plan. In addition, Goodyear will repay a pre-existing debt of approximately $55 million to SRI within three years from the date of closing. As a result of the agreement, Goodyear will also sell its 3.4 million shares of SRI common stock.

Goodyear expects the transaction to be accretive to its earnings beginning in the first quarter of 2016, related mainly to the elimination of minority interest in GDTE. Based on the company’s 2015 operating plan, the annual benefit to adjusted net income would be approximately $40 million to $50 million (15-18 cents per share).

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals as well as SRI’s completion of a labor agreement with the United Steelworkers union for the Tonawanda plant.

Conference Call

Goodyear will discuss this agreement on an investor conference call at 9 a.m. EDT on Friday, June 5. Participating in the call will be Laura K. Thompson, executive vice president and chief financial officer; and Christina L. Zamarro, vice president, investor relations.

Prior to the commencement of the conference call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either 800-895-4790 or 785-424-1071 before 8:55 a.m. EDT on June 5 and providing the Conference ID “Goodyear.” A taped replay will be available by calling 800-723-6062. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 67,000 people and manufactures its products in 50 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; foreign currency translation and transaction risks; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.